Video River Networks Signs Letter of intent to Form a Joint Venture with Lingstar Co. for Electric Vehicles Designing, Manufacturing and Distribution

Torrance, CA –Video River Networks, Inc. (OTCMKT: NIHK), today announced that it has entered into a non-binding letter of intent to form a Joint Venture, with Lingstar Co. (“Lingstar”), a Xian, Shaanxi, China company, for the purpose of engaging in the sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles in North America, Asia and Africa.

The proposed transaction calls for NIHK and Lingstar to form a new  company (the “Joint Venture”, “JV”) under the Chinese law which will be qualified to transact business generally (but will focus on sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles) in China, North America and West Africa. The China-based Joint-Venture will be funded initially by NIHK with a contribution enough to facilitate the processing of the business registration and obtaining all necessary licenses to conduct the business of sourcing, designing, developing, manufacturing in exchange for 51% ownership of the Joint Venture.

It also calls for NIHK to commence, as soon as possible, the selling shares of its Special Purpose Acquisition Class (SPAC) for initial $10 million.  With about 90% of funds raised through the SPAC to be dedicated to the execution of the electric vehicles business plan of  the JV including, but not limited to, sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles) in China, North America and West Africa. NIHK board stipulated that no less than 90% of the proceed from the S-1 offering shall be devoted towards the JV and NIHK electric vehicles operations.

Franklin Igwealor, CEO of Video River Networks stated, “The Lingstar JV provides an outstanding opportunity to tap from one of the fastest growing global Electric Vehicles market, China.   Marrying available knowhow from China with our future US based Machine learning and Artificial Intelligence powered platform to produce superior technology Electric Vehicles at an affordable pricing.  In addition, we will have new global customers from North and South America and West Africa.  Our scale being boosted by our SPAC Offering would provide affordable product offering and geographic exposure should help us create our niche in the Electric Vehicles market, accelerate our growth and provide greater earnings diversity.”

NIHK expects to fund the JV with a combination of debt and proceeds from its SPAC offering The company has not engaged any lender for the potential loan for this JV.

About Video River Networks, Inc.

Video River Networks, Inc. is a technology holding company that operates and manages a portfolio of Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics ("EV-AI-ML-R") assets, businesses and operations in North America. The Company's current and target portfolio businesses and assets include operations that design, develop, manufacture and sell high-performance fully electric vehicles and design, manufacture, install and sell Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices mostly engineered through Artificial Intelligence, Machine Learning and Robotic technologies NIHK's current technology-focused business model is a result of our board resolution on September 15, 2020 to spin-in/off our specialty real estate holding business to an operating subsidiary and then pivot back to being a technology company. The Company has now returned back to its original technology-focused businesses of Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices. Prior to September 15, 2020, NIHK used to be a specialty real estate firm, focuses on the acquisition, ownership, and management of specialized industrial properties. Prior to its real estate business model, the Company Power Controls Division has used wireless technology to control both residential utility meters and remote, mission-critical devices since 2002.

About Lingstar Co.

Lingstar Company was founded in 2014, and is mostly involved in supplying new energy vehicles to markets outside the Peoples Republic of China.  Lingstar has over 20 models of Electric Vehicles covering low speed, middle speed and high speed, including types of Sedan, hatchback, mini car, pickup, scooter and bus. Lingstar electric vehicles comprises of 20 models from eight manufacturers from different places of China. Lingstar has equity interest in 3 of the Electric Vehicle manufacturers.  Lingstar sales network is spread into over 20 countries throughout Europe, Africa, Asia, and South America.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, the Company's ability to successfully execute its expanded business strategy, including by entering into definitive agreements with suppliers, commercial partners and customers; general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technical advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, regulatory requirements and the ability to meet them, government agency rules and changes, and various other factors beyond the Company's control.

CONTACT:

Video River Networks, Inc.

370 Amapola Ave., Suite 200A

Torrance, CA  90501

contact@videorivernetworks.net